Issuer Free Writing Prospectus Filed pursuant to Rule 433 Dated May 25, 2021 Registration No. 333-254696 Subordinated Debt O ffe ri n g I nv est o r P r esent a t i o n May 2021Issuer Free Writing Prospectus Filed pursuant to Rule 433 Dated May 25, 2021 Registration No. 333-254696 Subordinated Debt O ffe ri n g I nv est o r P r esent a t i o n May 2021

Forward Looking Statements The presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients; the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our actions in response to, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans; the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters; a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; the inability to grow customer deposits to keep pace with loan growth; a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios; the need to supplement debt or equity capital to maintain or exceed internal capital thresholds; greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations; the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy; cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships. A detailed discussion of factors that could affect our results is included in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. As used in this presentation, the terms “Valley”, “VLY”, “we”, “us”, and “our” mean Valley National Bancorp and its subsidiaries, on a consolidated basis, unless the context indicates otherwise. This presentation contains supplemental financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s underlying operational performance and business and performance trends and facilitate comparisons with the performance of others in the financial services industry. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies. A reconciliation of the non-GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix to this presentation.Forward Looking Statements The presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients; the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our actions in response to, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans; the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters; a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; the inability to grow customer deposits to keep pace with loan growth; a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios; the need to supplement debt or equity capital to maintain or exceed internal capital thresholds; greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations; the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy; cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships. A detailed discussion of factors that could affect our results is included in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. As used in this presentation, the terms “Valley”, “VLY”, “we”, “us”, and “our” mean Valley National Bancorp and its subsidiaries, on a consolidated basis, unless the context indicates otherwise. This presentation contains supplemental financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s underlying operational performance and business and performance trends and facilitate comparisons with the performance of others in the financial services industry. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies. A reconciliation of the non-GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix to this presentation.

Disclaimer This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the subordinated notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of the subordinated notes is being made pursuant to a shelf registration statement (File No. 333-254696) (including base prospectus), filed by Valley with the SEC on March 25, 2021. Valley has filed a preliminary prospectus supplement (which is subject to completion) with the SEC for the offering to which this presentation relates. Before you invest, you should read the base prospectus, the preliminary prospectus supplement, the final prospectus (when available) and any other documents that Valley has filed with the SEC for more information about Valley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request copies of the prospectus and the preliminary prospectus supplement by emailing Piper Sandler & Co. at fsg-dcm@psc.com or calling BofA Securities, Inc. toll free at (800) 294-1322. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.Disclaimer This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the subordinated notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of the subordinated notes is being made pursuant to a shelf registration statement (File No. 333-254696) (including base prospectus), filed by Valley with the SEC on March 25, 2021. Valley has filed a preliminary prospectus supplement (which is subject to completion) with the SEC for the offering to which this presentation relates. Before you invest, you should read the base prospectus, the preliminary prospectus supplement, the final prospectus (when available) and any other documents that Valley has filed with the SEC for more information about Valley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request copies of the prospectus and the preliminary prospectus supplement by emailing Piper Sandler & Co. at fsg-dcm@psc.com or calling BofA Securities, Inc. toll free at (800) 294-1322. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Preliminary Term Sheet 4 Issuer: Valley National Bancorp (Nasdaq: VLY) Security Offered: Fixed-to-Floating Rate Subordinated Debt Due 2031 1 Expected Ratings : BBB / BBB- / BBBH (Kroll Bond Rating Agency / S&P / DBRS) Format: SEC Registered Term: 10 Years Call Date: 5 Years General corporate purposes and investments in Valley National Bank as Use of Proceeds: regulatory capital Joint Book-Running | Managers: 1 A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating. Preliminary Term Sheet 4 Issuer: Valley National Bancorp (Nasdaq: VLY) Security Offered: Fixed-to-Floating Rate Subordinated Debt Due 2031 1 Expected Ratings : BBB / BBB- / BBBH (Kroll Bond Rating Agency / S&P / DBRS) Format: SEC Registered Term: 10 Years Call Date: 5 Years General corporate purposes and investments in Valley National Bank as Use of Proceeds: regulatory capital Joint Book-Running | Managers: 1 A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

SLIDE 5

Experienced Executive Leadership



Ira Robbins
President & CEO
Years at Valley: 25 / Years in Banking: 25
Mr. Robbins has been CEO of Valley since 2018 and Chairman since 2019. He was named President in 2017. Mr. Robbins joined Valley in 1996 as part of Valley's Management Associate Program, and previously served as EVP and Treasurer.



Michael D. Hagedorn
Senior EVP & CFO
Years at Valley: 2 / Years in Banking: 34
Mr. Hagedorn joined Valley in 2019. Previously he served as President and CEO of UMB Bank, NA. Prior to that, Mr. Hagedorn spent 10 years as CFO and CAO for UMB Financial Corporation. Before joining UMB, Mr. Hagedorn held various leadership positions at Norwest Bank and Wells Fargo.



Tom Iadanza
Senior EVP & Chief Banking Officer
Years at Valley: 9 / Years in Banking: 41
Mr. Iadanza is responsible for commercial and consumer lending, retail banking. Mr. Iadanza joined Valley through the State Bank acquisition in 2012. Mr. Iadanza previously led metro New York and New Jersey commercial lending for Santander Bank, N.A. and Independence Community Bank Corp. and held various leadership positions at Citibank.



Robert J. Bardusch
Senior EVP & COO
Years at Valley: 5 / Years in Banking: 24
Mr. Bardusch joined Valley in 2016 as EVP and Chief Information Officer, and was promoted to COO in 2018. Prior to joining Valley, Mr. Bardusch served as Chief Information Officer at MVB Financial Corp., and Chief Information Officer of Enterprise Technology and Risk Management Technology for PNC.



Melissa F. Scofield
EVP & Chief Risk Officer
Years at Valley: 6 / Years in Banking: 40
Ms. Scofield joined Valley in 2015. Previously, she served as Assistant Deputy Controller for the OCC in the New York field office. Ms. Scofield was commissioned as a National Bank Examiner in 1989 and spent 34 years in examining and supervisory roles at the OCC.



Mark Saeger
EVP & Chief Credit Officer
Years at Valley: 6 / Years in Banking: 34
Mr. Saeger joined Valley in 2015 as Head of New York Commercial Lending. Prior to joining Valley, Mr. Saeger spent 10 years at Sovereign Bank.

SLIDE 6

Overview of Valley

Company Overview

- **Ticker:** VLY (Nasdaq)
- **Founded**: 1927
- **Bank Operations Headquarters** [1]**:** Wayne, NJ
- **Diverse Market Presence:** Valley operates 226 branches serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn and Queens, Long Island, Florida and Alabama

Financial Highlights as of 3/31/21

$5.9 Billion
Market Capitalization [2]

$41.2 Billion
Total Assets

$32.7 Billion
Gross Loans HFI

$32.6 Billion
Total Deposits

Return on Average Assets:	1.14%
Net Interest Margin:	3.14%
Efficiency Ratio:	49.5%
PPNR[3] /Avg. Assets:	1.61%
Loans / Deposits:	100%
CET1 Capital Ratio:	10.08%
Non-accrual Loans / Loans:	0.62%

New Jersey & Metro NYC (169)



$24.2B Deposits
(as of 3/31/21)

Florida (41)



$7.1B Deposits
(as of 3/31/21)

Alabama (16)



$1.3B Deposits
(as of 3/31/21)

[1] Corporate headquarters: New York, NY [2] Based on VLY closing stock price of $14.52 as of 5/14/2021
[3] PPNR (pre-provision net revenue) is equal to net interest income plus total non-interest income less total non-interest expense; please refer to the Non-GAAP Disclosure Reconciliation in the appendix

SLIDE 7

Key Investor Highlights

Valley focuses on leveraging technology to service the diverse financial needs of its commercial and retail clients

Established business model with a 90+ year track record of success

- Conservative operating philosophy
- Consistent profitability since inception

Diverse commercially-focused franchise operating in dynamic, high-quality markets

Deep and experienced management team with skills developed internally and with other large regional and national banking institutions

Strong and consistent profitability

- 48.6% adjusted efficiency ratio [1] for Q1 2021 (49.5% reported efficiency ratio); 70 basis points improvement year over year
- 1.14% return on average assets for Q1 2021; 22 basis points improvement year over year

Proven credit culture with a history of strong asset quality results

- 0.62% non-accrual loans / total loans for Q1 2021
- Peak annual NCOs for non-covered loans [2] / average loans of 0.40% during Great Recession (2009)

Disciplined M&A strategy with track record of successful integrations

[1] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix
[2] Excludes charge-offs related to acquired loans covered by FDIC loss-share agreements
[3] Excludes charge-offs related to acquired loans covered by FDIC loss-share agreements

SLIDE 8

Recent History

Conservative Organic Growth and a Disciplined Acquisition Strategy Have Helped Valley Create a Relevant and Substantial Regional Bank Operating In Some of the East Coast's Most Desirable Markets

2001	• Initiated **New York City** expansion via acquisition of Merchants New York Bancorp, Inc. ($1.4bn assets)
2004	• Crossed $10.0bn asset mark
2005 - 2008	• Additional New Jersey acquisitions: Shrewsbury State Bank ($425mm assets), NorCrown Bank ($622mm assets), and Greater Community Bank ($976mm assets) • Began de novo expansion into **Brooklyn** and **Queens**
2012	• Acquisition of State Bancorp, Inc. ($1.6bn assets) strategically expanded Valley footprint into desirable **Long Island** markets (Nassau and Suffolk Counties)
2014	• Entered **Florida** market via acquisition of 1st United Bancorp, Inc. ($1.7bn assets)
2015 - 2018	• Additional Florida acquisitions: CNLBancshares, Inc. ($1.4bn assets) and USAmeriBancorp, Inc. ($4.4bn assets) • Raised $100mm of preferred stock alongside acquisition of USAmeriBancorp, Inc. • Crossed $20.0bn asset mark in 2015 • Raised $107mm of common equity in 2016 • Ira Robbins assumes roles of President and Chief Executive Officer
2019	• Capital-accretive acquisition of New Jersey-based Oritani Financial Corp. ($4.1bn assets)
2020	• Raised $115mm of holding company subordinated notes

Note: Target assets are shown before purchase accounting adjustments

SLIDE 9

Significant Scale in Attractive Markets



New Jersey

#1

Deposit Market Share for Regional Banks [1]

$19.9B

In-market deposits as of 3/31/21
131 branches

- **#1** Regional bank in 3 counties (Passaic, Bergen and Morris) [1]
- **#2** New Jersey rank among states by median HHI (~$90,000) [2]
- **$635** Billion estimated GDP in 2019 [3]



New York City MSA

(New Jersey + New York)

#3

Deposit Market Share for Regional Banks [1]

$24.2B

In-market deposits as of 3/31/21
169 branches

- **#1** Largest US metropolitan market [2]
- **$2.0** Trillion in-market deposits in MSA (6/30/20) [2]
- **$1.9** Trillion estimated GDP in 2019 [3]



Florida

#9

Deposit Market Share for Regional Banks [1]

$7.1B

In-market deposits as of 3/31/21
41 Branches

- **#1** Regional bank in Tampa MSA [1]
- **#6** Regional bank in Orlando MSA [1]
- **Top 15** National rank of Tampa, Miami & Orlando for pop. growth since 2010 [4]

[1] Deposit market share rank data per S&P Global Market Intelligence, data as of 6/30/20 as adjusted for acquisitions to the extent discernable. Rank includes banks with less than $100 billion in total assets and US subsidiaries of foreign banks.
[2] Source: S&P Global Market Intelligence
[3] Includes MSAs with populations greater than 2 million
[4] Source: Federal Reserve Bank of St. Louis

SLIDE 10

1Q 2021 Highlights

	Reported			Adjusted [1]		
	1Q21	4Q20	1Q20	1Q21	4Q20	1Q20
Return on Average Assets *Annualized*	1.14%	1.02%	0.92%	1.14%	1.10%	0.93%
Efficiency Ratio	49.5%	51.6%	50.8%	48.6%	47.0%	49.3%
Net Income ($mm)	$115.7	$105.4	$87.3	$115.8	$113.4	$88.2
Pre-Provision Net Revenue [2] ($mm)	$163.7	$162.3	$151.1	$166.5	$177.5	$155.7
PPNR / Average Assets [2] *Annualized*	1.61%	1.57%	1.59%	1.63%	1.72%	1.63%
Diluted Earnings Per Share	$0.28	$0.25	$0.21	$0.28	$0.27	$0.21
Book Value Per Share	$10.97	$10.85	$10.43			
Tangible Book Value Per Share [1]	$7.39	$7.25	$6.82			
Cash Dividends Per Common Share	$0.11	$0.11	$0.11			

- **Year-Over-Year Quarterly Diluted EPS Growth of 33%**
- **8% Year-Over-Year Increase in Pre-Provision Net Revenue**
- **21bp Increase in Quarterly Adjusted Return on Average Assets Year-Over-Year**
- **Stable Net Interest Margin and Strong Loan Growth, Excluding PPP Impacts**

[1] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix
[2] PPNR (pre-provision net revenue) equals net interest income plus total non-interest income less total non-interest expense; PPNR / Avg. Assets is presented on an annualized basis; Please refer to the Non-GAAP Disclosure Reconciliation in the appendix

SLIDE 11

Net Interest Margin, Profitability & Operating Leverage

Net Interest Income and Margin


Net interest margin stability &
Year-over-year quarterly NII growth of 10% (FTE)
$266.4
$283.5
$284.1
$288.8
$293.6
3.07%
3.00%
3.01%
3.06%
3.14%
1Q20
2Q20
3Q20
4Q20
1Q21
NII ($mm)
NIM

All metrics are represented on full tax equivalent basis

- Offsetting asset yield pressure with interest expense reductions and mix-shift (lower average cash balance)
- Continued reduction in deposit costs and replacement of time deposits with lower-cost transaction balances

Pre-Provision Net Revenue ($mm) [1]


Unadjusted
Adjusted
1.59%
1.57%
1.61%
1.63%
1.72%
1.63%
$151.1
$162.3
$163.7
$155.7
$177.5
$166.5
1Q20
4Q20
1Q21
1Q20
4Q20
1Q21
PPNR
PPNR / Avg. Assets

Consistent Positive Operating Leverage


Reported Revenue
Reported Expenses
6%
3%
11%
(3%)
14%
6%
1-Year Growth (1Q21 / 1Q20)
3-Year CAGR (1Q21 / 1Q18)
5-Year CAGR (1Q21 / 1Q16)

	1-Year Growth	3-Year CAGR	5-Year CAGR
Operating Leverage:	*1.9x*	--	*2.2x*

[1] PPNR (pre-provision net revenue) Reported pre-provision net revenue is equal to net interest income plus total non-interest income less total non-interest expense; please refer to the Non-GAAP Disclosure Reconciliation in the appendix

Interest Rate Positioning 12 12-Month Forward Maturity Schedule ($bn) $1.7 Continue to reduce non-maturity deposit costs $1.5 $1.3 $1.2 Selected opportunities to reprice maturing CDs and borrowings lower and mitigate asset yield headwinds $0.5 $0.5 $0.4 Intend to selectively take advantage $0.2 $0.2 $0.1 of lower-cost wholesale funding and extend liability duration 2Q21 3Q21 4Q21 1Q22 CDs Borrowings Brokered Deposits 2Q21 3Q21 4Q21 1Q22 Maturing CD Rates 0.63% 0.51% 0.43% 0.36% Maturing Borrowing Rates 1.13% 2.94% -- -- Maturing Brokered Rates 1.08% 0.52% 0.08% 0.26%Interest Rate Positioning 12 12-Month Forward Maturity Schedule ($bn) $1.7 Continue to reduce non-maturity deposit costs $1.5 $1.3 $1.2 Selected opportunities to reprice maturing CDs and borrowings lower and mitigate asset yield headwinds $0.5 $0.5 $0.4 Intend to selectively take advantage $0.2 $0.2 $0.1 of lower-cost wholesale funding and extend liability duration 2Q21 3Q21 4Q21 1Q22 CDs Borrowings Brokered Deposits 2Q21 3Q21 4Q21 1Q22 Maturing CD Rates 0.63% 0.51% 0.43% 0.36% Maturing Borrowing Rates 1.13% 2.94% -- -- Maturing Brokered Rates 1.08% 0.52% 0.08% 0.26%

Non-Interest Expense and Efficiency

SLIDE 13

5 Quarter Operating Expense Trends ($ in millions)


155.7
157.2
160.2
173.1
160.2
151.1
153.4
155.0
157.3
157.5
1Q20
2Q20
3Q20
4Q20
1Q21
Reported Expenses
Adjusted ¹

Efficiency Ratio (%)


50.8
51.6
49.5
49.3
47.0
48.6
1Q20 Reported
4Q20 Reported
1Q21 Reported
1Q20 Adjusted ¹
4Q20 Adjusted ¹
1Q21 Adjusted ¹

1Q21 Operating Expenses ($ in millions)


$2.7
$157.5
Adjusted Expenses ¹
Amortization of tax credits

1Q21 Expense Commentary

- Adjusted expenses consistent with 4Q20 levels
- Adjusted efficiency ratio increased as a result of non-interest income pressure
- Over $700k of seasonal snow removal expenses

[1] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix. Sums may be inconsistent due to rounding

Branch Network Evolution 14 We constantly analyze our branch network and individual branch performance to optimize our delivery channels from a productivity and efficiency perspective VLY Branch Count 26 29 56 227 226 12/31/15 USAB Acquisition ORIT Acquisition Branch Closures 12/31/20 3/31/21 Deposits / Branch $144MM $72MM 1 Reported Efficiency Ratio (%) 49.5% 78.7% 1 Efficiency ratio for the year ended December 31, 2015 and the quarter ended March 31, 2021Branch Network Evolution 14 We constantly analyze our branch network and individual branch performance to optimize our delivery channels from a productivity and efficiency perspective VLY Branch Count 26 29 56 227 226 12/31/15 USAB Acquisition ORIT Acquisition Branch Closures 12/31/20 3/31/21 Deposits / Branch $144MM $72MM 1 Reported Efficiency Ratio (%) 49.5% 78.7% 1 Efficiency ratio for the year ended December 31, 2015 and the quarter ended March 31, 2021

SLIDE 15

Loans & Loan Growth

1Q21 Loan Composition [1]


Residential R.E.
12%
Multifamily
15%
Owner-Occupied
CRE
10%
Non Owner-
Occupied CRE
26%
$32.7bn
C&I
15%
Construction
6%
C&I (PPP)
7%
Consumer
9%

Total Loans ($bn)


Since 2017 Loan CAGR: 19.5%
$18.3
$25.0
$29.7
$32.2
$32.7
2017
2018
2019
2020
Q121

New Loan Originations ($bn) / Yields (%) vs Portfolio Yields (%) [2]


4.44%
4.02%
3.89%
3.86%
3.85%
3.90%
3.27%
3.26%
3.35%
3.32%
$1.4
$0.9
$1.0
$1.4
$1.6
1Q20
2Q20
3Q20
4Q20
1Q21
Origination Volume (Gross)
New Origination Rate
Avg. Portfolio Rate

- Total annualized loan growth in 1Q21 was +5.8% (+3.4% excluding PPP)
- 1Q21 saw the highest level of loan originations in Valley's history, offset by elevated paydowns and runoff in residential mortgage and home equity
- Loan origination spreads remain wide from a historical perspective

[1] Loan classifications according to call report schedule
[2] Origination volume and new origination rate excludes PPP originations

Relationship-Based Commercial Lending 16 Commercial Real Estate Commercial Loan Balances ($bn) 78.6% 79.1% 80. 0% 75.7% Consistent and conservative underwriting across $30 .0 72.8% 71.4% markets $25.9 $25.3 70. 0% $25 .0 $1.8 $22.5 $1.7 Sophisticated high net worth borrowers supported by 60. 0% $1.6 $20 .0 $18.2 diverse collateral and cash flow sources $1.5 50. 0% $16.9 $15 .0 $13.1 $16.7 Focus on dense, highly-populated markets $0.9 $16.0 40. 0% $10 .0 $12.4 Granular portfolio with average loan balance of $2.7mm $9.5 30. 0% $5. 0 $7.1 $6.9 $4.8 Weighted average DSCR of 1.7x $4.3 $2.7 $0. 0 20. 0% 2017 2018 2019 2020 1Q21 Weighted average LTV of 56% C&I CRE Construction Commercial Loans / Total Loans C&I Commercial Loans by Geography C&I CRE Consistent and conservative underwriting across markets New York 24% New York Other Other Diverse industry focus 36% 14% 17% Nationwide Businesses: Equipment Financing (Highland Capital) and Premium Finance New Jersey Florida New Weighted average DSCR of 2.7x Florida 32% 26% Jersey 27% 24% Note: Underwriting metrics as of 3/31/2021Relationship-Based Commercial Lending 16 Commercial Real Estate Commercial Loan Balances ($bn) 78.6% 79.1% 80. 0% 75.7% Consistent and conservative underwriting across $30 .0 72.8% 71.4% markets $25.9 $25.3 70. 0% $25 .0 $1.8 $22.5 $1.7 Sophisticated high net worth borrowers supported by 60. 0% $1.6 $20 .0 $18.2 diverse collateral and cash flow sources $1.5 50. 0% $16.9 $15 .0 $13.1 $16.7 Focus on dense, highly-populated markets $0.9 $16.0 40. 0% $10 .0 $12.4 Granular portfolio with average loan balance of $2.7mm $9.5 30. 0% $5. 0 $7.1 $6.9 $4.8 Weighted average DSCR of 1.7x $4.3 $2.7 $0. 0 20. 0% 2017 2018 2019 2020 1Q21 Weighted average LTV of 56% C&I CRE Construction Commercial Loans / Total Loans C&I Commercial Loans by Geography C&I CRE Consistent and conservative underwriting across markets New York 24% New York Other Other Diverse industry focus 36% 14% 17% Nationwide Businesses: Equipment Financing (Highland Capital) and Premium Finance New Jersey Florida New Weighted average DSCR of 2.7x Florida 32% 26% Jersey 27% 24% Note: Underwriting metrics as of 3/31/2021

SLIDE 17

Paycheck Protection Program

Rounds 1 & 2

$2.3bn	SBA-approved volume
~13,000	SBA-approved loans
$180k	Average loan size
$42k	Median loan size
~3%	Average processing fee

- **Valley's Net Promoter Score ("NPS") was above 80 for PPP service**
- ~25% of SBA-approved borrowers were new customers to Valley
- ~30% of PPP loans were provided to minority-owned businesses, non-profit organizations, or women-owned businesses
- ~80% of loans below $150k

Round 3

~$860mm	SBA-approved volume
7,500 +	Loan applications
$130k	Average loan size
~4%	Average processing fee

- Majority of loans are second request from prior PPP borrowers
- Maintain focus on minority- and women-owned businesses
- Geographically split 2/3rd New York & New Jersey, 1/3rd Florida & Alabama
- ~80% of loans below $150k

Note: Information as of 4/19/2021
Note: Totals may not sum due to rounding

SLIDE 18

Outstanding Loan Deferrals

	1Q21 Balance ($MM)	Deferral Information as of 3/31/2021	
		Active Deferral ($MM)	Active Deferral / 1Q21 Loan Balance
Commercial Loans & Leases	$25,859	$250	1.0%
Residential & Home Equity [1]	$4,470	$31	0.7%
Auto & Other Consumer	$2,358	$3	0.1%
Total	**$32,686**	**$284**	**0.9%**


Active Deferrals / Total Loans
11.6%
8.4%
3.3%
1.1%
0.9%
5/6/2020
7/10/2020
9/30/2020
12/31/2020
3/31/2021
~90% decline in deferrals since May 2020

Deferral Insights *(information as of 3/31/21)*

- **~60% of active commercial deferrals are current on interest payments**
- Deferrals in categories identified as COVID-19 exposed stand at 2.3%
- Weighted average LTV of active commercial deferrals: ~60%
- Over 93% of previously deferred commercial loans have exited deferral and returned to full-pay status
- Majority of active commercial deferrals are in New York and New Jersey

Note: Totals may not sum due to rounding. Initial deferral period not to exceed 180 days
[1] Reflects residential mortgage loans held in portfolio

SLIDE 19

COVID-19 Exposed Loan Segments

Borrower Industry [1]	Non-PPP Loan Balance (3/31/21) ($MM)	% of non-PPP Loans
Primary Exposure		
Doctor & Surgery	$494	1.6%
Retail Trade	585	1.9%
Hotels & Hospitality	505	1.7%
Restaurants & Foodservice	323	1.1%
Entertainment & Recreation	225	0.7%
Primary Exposure Sub-Total	**$2,132**	**7.0%**

Borrower Industry [1]	Deferrals / Loans 3/31/21	12/31/20	9/30/20	7/10/20	5/6/20
Primary Exposure					
Doctor & Surgery	2.6%	0.9%	4.9%	16.5%	29.9%
Retail Trade	2.7%	2.7%	3.5%	21.2%	32.4%
Hotels & Hospitality	--	--	15.0%	12.3%	45.7%
Restaurants & Foodservice	5.9%	7.9%	8.7%	11.3%	25.2%
Entertainment & Recreation	--	1.7%	1.0%	7.7%	9.4%
Primary Exposure Sub-Total	**2.3%**	**2.3%**	**7.1%**	**14.8%**	**31.3%**

- Exposure to primary COVID-19 exposed loan segments has remained stable at roughly 7% of non-PPP loans
- Active loan deferrals in "Primary Exposure" categories were stable from December 31, 2020 at 2.3%
- Active loan deferrals in previously disclosed "Secondary Exposure" categories [2] are immaterial at 0.2%

Note: Totals may not sum due to rounding
[1] Borrower industry based on NAICS and SIC codes. [2] Secondary categories: Nursing & Residential Care, Wholesale Trade, Manufacturing, Child Care & Education

Asset Quality 20 Allowance for Credit Losses for Loans / Total Loans Non-Accrual Loans / Total Loans 1.17% 1.17% 1.11% 1.06% 1.09% 1.08% 1.03% 0.99% 0.96% 0.68% 0.65% 0.62% 0.59% 0.58% 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 ACL / Loans ex. PPP ACL by Loan Segment Net Charge-offs & Provision ($mm) 0.19% 3/31/2021 Percent of 0.18% $ in millions Balance ($mm) Loans Commercial & Industrial $126.4 1.77% 0.07% 0.06% 0.04% $41 Real Estate – Construction $20.6 1.15% $34 Real Estate – Commercial $153.7 0.91% $31 Real Estate – Residential $27.2 0.67% $15 1.03% $15 $19 Home Equity $4.2 1.03% $6 $5 $3 Auto & Other Consumer $10.9 0.46% $9 0.99% Allowance for Loan Losses $342.9 1.05% 1Q20 2Q20 3Q20 4Q20 1Q21 Allowance for Unfunded $11.4 -- Net Charge-offs Provision for Loans NCOs / Avg. Loans Total Allowance for Credit Losses $354.3 1.08% Note: Sums may be inconsistent due to roundingAsset Quality 20 Allowance for Credit Losses for Loans / Total Loans Non-Accrual Loans / Total Loans 1.17% 1.17% 1.11% 1.06% 1.09% 1.08% 1.03% 0.99% 0.96% 0.68% 0.65% 0.62% 0.59% 0.58% 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 ACL / Loans ex. PPP ACL by Loan Segment Net Charge-offs & Provision ($mm) 0.19% 3/31/2021 Percent of 0.18% $ in millions Balance ($mm) Loans Commercial & Industrial $126.4 1.77% 0.07% 0.06% 0.04% $41 Real Estate – Construction $20.6 1.15% $34 Real Estate – Commercial $153.7 0.91% $31 Real Estate – Residential $27.2 0.67% $15 1.03% $15 $19 Home Equity $4.2 1.03% $6 $5 $3 Auto & Other Consumer $10.9 0.46% $9 0.99% Allowance for Loan Losses $342.9 1.05% 1Q20 2Q20 3Q20 4Q20 1Q21 Allowance for Unfunded $11.4 -- Net Charge-offs Provision for Loans NCOs / Avg. Loans Total Allowance for Credit Losses $354.3 1.08% Note: Sums may be inconsistent due to rounding

Track Record of Below-Peer Credit Losses 21 Prudent risk management and rigorous underwriting standards have helped Valley create a strong credit culture, which has allowed Valley to maintain strong credit metrics compared to peers 1 2 Net Charge-offs of Non-Covered Loans / Average Loans Relative to Peers (%) VLY Non-Covered NCOs / Avg. Loans Peer Median NCO / Avg. Loans 1.13% 1.06% 0.70% 0.45% 0.38% 0.40% 0.28% 0.18% 0.30% 0.18% 0.18% 0.17% 0.16% 0.16% 0.28% 0.25% 0.13% 0.12% 0.12% 0.11% 0.22% 0.09% 0.21% 0.06% 0.14% 0.03% 0.02% 0.01% 0.00% 0.12% 0.07% 0.12% 0.11% 0.05% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Q121 1 Excludes charge-offs related to acquired loans covered by FDIC loss-share agreements 2 Peers include major exchange traded banks and thrifts with assets $25 billion to $60 billion as of 3/31/2021. Excludes merger targets. Source: S&P Global Market IntelligenceTrack Record of Below-Peer Credit Losses 21 Prudent risk management and rigorous underwriting standards have helped Valley create a strong credit culture, which has allowed Valley to maintain strong credit metrics compared to peers 1 2 Net Charge-offs of Non-Covered Loans / Average Loans Relative to Peers (%) VLY Non-Covered NCOs / Avg. Loans Peer Median NCO / Avg. Loans 1.13% 1.06% 0.70% 0.45% 0.38% 0.40% 0.28% 0.18% 0.30% 0.18% 0.18% 0.17% 0.16% 0.16% 0.28% 0.25% 0.13% 0.12% 0.12% 0.11% 0.22% 0.09% 0.21% 0.06% 0.14% 0.03% 0.02% 0.01% 0.00% 0.12% 0.07% 0.12% 0.11% 0.05% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Q121 1 Excludes charge-offs related to acquired loans covered by FDIC loss-share agreements 2 Peers include major exchange traded banks and thrifts with assets $25 billion to $60 billion as of 3/31/2021. Excludes merger targets. Source: S&P Global Market Intelligence

SLIDE 22

Deposits & Funding

Deposit Composition ($bn)

Since 2017 Deposit CAGR: 20%



$18.2
$24.5
$29.2
$31.9
$32.6
3.6
5.2
9.4
7.1
6.2
11.2
9.7
6.7
12.8
6.7
9.2
16.0
5.5
10.1
17.1
2017
2018
2019
2020
Q121
Time
Non-interest Bearing
Savings, Now & MMA

Since 12/31/2019 Deposit Trends

Time deposits **decreased** by $4.2bn from 12/31/19

Time Deposits **decreased** from 33% of deposits to 17% of deposits

Noninterest bearing **increased** by $3.4bn from 12/31/19

Noninterest bearing **increased** from 23% of deposits to 31% of deposits

Savings, Now & MMA **increased** by $4.3bn from 12/31/19

Savings, Now & MMA **increased** from 44% of deposits to 52% of deposits

Total Liabilities 3/31/2021 [1]



$36.5BN
Non-interest bearing $10.1
Other $0.5
Long-term borrowings[1] $2.2
Short-term borrowings $1.1
Time $5.5
Savings, NOW & MMA $17.1

Avg. Deposit Balance ($MM) and Rate (%) Trends



$17,000
$15,000
$13,000
$11,000
$9,000
$7,000
$5,000
$3,000
1.92%
1.39%
0.95%
0.82%
0.76%
1.04%
0.48%
0.37%
0.30%
0.27%
1Q20
2Q20
3Q20
4Q20
1Q21
Savings, NOW & MMA
Time Deposits
W.Avg Savings, NOW & MMA Rate
W.Avg Time Deposits Rate

Note: Totals may not sum due to rounding

[1] Includes junior subordinated debt within long-term borrowings

SLIDE 23

Technology Evolution & Digital Trends

Opportunity to drive increased digital product adoption across expanding client base

- **Online Banking Net Promoter Scores ("NPS") for Business and Retail customers exceed other NPS across the organization**
- Enhanced back-end infrastructure to support evolving needs of our customers and maintain flexibility for front-end alternatives
- Strategic enhancement of digital and mobile capabilities to support changing customer preferences
- Re-vamp of deposit account opening process went live in April with additional digital products to follow
- Continue to assess technology offerings and opportunities to further rationalize real estate needs

% of Households Actively Using Online Banking


~125k active users
32.8%
34.1%
40.8%
Mar '19
Mar '20
Mar '21

% of Households Actively Using Mobile Banking


~79k active users
16.5%
19.8%
26.0%
Mar '19
Mar '20
Mar '21

Fee Income 24 Non-Interest Income ($mm) 1Q21 Non-Interest Income ($mm) Other $47.5 28% $41.4 $16.0 $4.6 $31.2 Trust, Investment & Insurance $14.2 $3.5 16% $10.9 $31.2mm $6.2 Swap Fees Loan Servicing 20% Fees 9% $22.6 $21.5 $20.7 Gain-on-Sale of Service Charges Loans, net 16% 11% 1Q20 4Q20 1Q21 Other Non-Interest Income Swap Income Gain on Sale Lower gain on sale revenue and swap income weighed on adjusted non-interest income during the quarter Expect both line items to recover in future quarters Other non-interest product offerings include: Insurance, Wealth Management and TrustFee Income 24 Non-Interest Income ($mm) 1Q21 Non-Interest Income ($mm) Other $47.5 28% $41.4 $16.0 $4.6 $31.2 Trust, Investment & Insurance $14.2 $3.5 16% $10.9 $31.2mm $6.2 Swap Fees Loan Servicing 20% Fees 9% $22.6 $21.5 $20.7 Gain-on-Sale of Service Charges Loans, net 16% 11% 1Q20 4Q20 1Q21 Other Non-Interest Income Swap Income Gain on Sale Lower gain on sale revenue and swap income weighed on adjusted non-interest income during the quarter Expect both line items to recover in future quarters Other non-interest product offerings include: Insurance, Wealth Management and Trust

SLIDE 25

Liquidity & Securities

Liquidity Position & Sources (as of 3/31/21)


Cash & Equivalents
14%
FHLB Borrowing Capacity
45%
Uncommitted Fed Funds Lines
14%
$10.9bn
Unencumbered Securities
12%
FRB Discount Window Availability
15%

Source	$BN
Cash & Equivalents	$1.6
FHLB Borrowing Capacity	$4.9
FRB Discount Window Availability	$1.6
Unencumbered Securities	$1.3
Uncommitted Fed Funds Lines	$1.5
Total	**$10.9**

Additional access to brokered deposit market and PPP Liquidity Facility as needed

HTM Securities Portfolio (as of 3/31/21)


Municipal
8%
Resi MBS
75%
Obligations of States & Political
11%
$2.4bn
U.S. Treasury
3%
Corporate and other Debt Secur.
2%
TruPs
2%

94% A-rated or better

AFS Securities Portfolio (as of 3/31/21)


Municipal
3%
Resi MBS
79%
Obligations of States & Political
3%
U.S. Gov. Agency
2%
$1.1bn
U.S. Treasury
5%
Corporate and other Debt Secur.
8%

91% A-rated or better

Note: Totals may not sum due to rounding

SLIDE 26

Equity & Capitalization

Robust Capital with Strong Organic Generation

Book Value and Tangible Book Value per Share



$10.43
$10.56
$10.71
$10.85
$10.97
$6.82
$6.96
$7.12
$7.25
$7.39
3/31/20
6/30/20
9/30/20
12/31/20
3/31/21
TBV per share 1
Book Value per share

Equity Capitalization Level



$2.4BN PPP loans reduce Equity / Assets by ~69 bp in 1Q21
$2.4BN PPP loans reduce TCE / TA by ~48 bp in 1Q21
11.31%
10.75%
11.13%
11.28%
11.32%
7.90%
8.03%
7.32%
7.00%
7.32%
7.47%
7.55%
3/31/20
6/30/20
9/30/20
12/31/20
3/31/2021
TCE / TA 1
TCE / TA (Excl. PPP) 1
Equity / Assets

Holding Company Capital Ratios	3/31/20	12/31/20	3/31/21	3/31/21 Pro Forma[2]	Year-over-Year Change
Tier 1 Leverage	8.24%	8.06%	8.37%	8.32%	+13 bp
Common Equity Tier 1	9.24%	9.94%	10.08%	10.08%	+84 bp
Tier 1 Risk-Based	9.95%	10.66%	10.79%	10.79%	+84 bp
Total Risk-Based	11.53%	12.64%	12.76%	13.55%	+123 / 202 [2] bp

[1] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix
[2] Assumes $300 million offering of Tier 2 holding company subordinated debt, includes the pro forma impact of the redemption of $60 million of outstanding subordinated notes that were called on April 1, 2021

SLIDE 27

Franchise Highlights

Who We Are

- $41 billion commercial bank operating 226 full-service branches throughout northern New Jersey, New York City, Long Island and Florida
- High-performing institution with strong asset quality leveraging technology to service the diverse financial needs of our commercial and retail clients

Scale Across Dynamic East Coast Geographies [1]

- **New Jersey:** #1 rank among locally-headquartered regional banks
- **New York City MSA:** #3 rank among locally-headquartered regional banks
- **Florida:** Solid market share positions in Tampa (#7), Miami (#22) and Orlando (#14)

Prudent Risk Management & Credit Culture

- Conservative banking philosophy: 1) rigorous underwriting standards, 2) in-market focus, 3) disciplined M&A and expansion strategy, and 4) constant evaluation of internal processes
- Risk management culture with robust governance processes and experienced credit personnel
- History of below-peer credit losses across economic cycles

Financial Performance

- Track record of profitability while supporting ongoing franchise and technology investments
- Disciplined growth and expense management underpins our 48.6% adjusted efficiency ratio [2] (49.5% reported efficiency ratio)
- Reported return on average assets increased to 1.14% in 1Q21 from 0.92% in 1Q20

Executive Management

- Experienced management team with significant experience at Valley and other regional and universal banking institutions

[1] Source: S&P Global Market Intelligence; deposit market share data as of 6/30/2020
[2] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix

A p p e n d i xA p p e n d i x

SLIDE 29

Historical Financial Highlights

($ in thousands, except for share data)	As of or for the Quarter Ended March 31, 2021	As of or for the Years Ended December 31, 2020	2019	2018	2017	2016
Summary of Operations						
Interest income—tax equivalent basis	$ 332,715	$ 1,387,690	$ 1,325,631	$ 1,164,967	$ 842,457	$ 770,270
Interest expense	39,131	264,815	422,952	302,045	174,107	148,774
Net interest income—tax equivalent basis	293,584	1,122,875	902,679	862,922	668,350	621,496
Less: tax equivalent adjustment	917	3,971	4,631	5,719	8,303	8,382
Net interest income	292,667	1,118,904	898,048	857,203	660,047	613,114
Provision for credit loses	8,656	125,722	24,218	32,501	9,942	11,869
Net interest income after provisions for credit losses	284,011	993,182	873,830	824,702	650,105	601,245
Total non-interest income	31,233	183,032	214,520	134,052	111,706	108,260
Total non-interest expense	160,213	646,148	631,555	629,061	509,073	476,125
Income before income taxes	155,031	530,066	456,795	329,693	252,738	233,380
Income tax expense	39,321	139,460	147,002	68,265	90,831	65,234
Net income	**$ 115,710**	**$ 390,606**	**$ 309,793**	**$ 261,428**	**$ 161,907**	**$ 168,146**
Dividends on preferred stock	3,172	12,688	12,688	12,688	9,449	7,188
Net income available to common shareholders	**$ 112,538**	**$ 377,918**	**$ 297,105**	**$ 248,740**	**$ 152,458**	**$ 160,958**
Per Common Share						
Earnings per share:						
Basic	$ 0.28	$ 0.94	$ 0.88	$ 0.75	$ 0.58	$ 0.63
Diluted	0.28	0.93	0.87	0.75	0.58	0.63
Dividends declared	0.11	0.44	0.44	0.44	0.44	0.44
Dividend payout ratio	39.3%	47.3%	50.6%	58.7%	75.9%	69.8%
Weighted average shares outstanding						
Basic	405,152,605	403,754,356	337,792,270	331,258,964	264,038,123	254,841,571
Diluted	407,636,765	405,046,207	340,117,808	332,693,718	264,889,007	255,268,336
Performance Ratios:						
Return on average assets	1.14%	0.96%	0.93%	0.86%	0.69%	0.76%
Return on average shareholders' equity	9.96	8.68	8.71	7.91	6.55	7.46
Efficiency ratio[1]	49.46	49.63	56.77	63.46	65.96	66.00
($ in thousands)						
Financial Condition:						
Assets	$ 41,178,011	$ 40,686,076	$ 37,436,020	$ 31,863,088	$ 24,002,306	$ 22,864,439
Net loans (excl. HFS)	32,343,536	31,876,869	29,537,449	24,883,610	18,210,724	17,121,684
Deposits	32,585,209	31,935,602	29,185,837	24,452,974	18,153,462	17,730,708
Shareholders' equity	4,659,670	4,592,120	4,384,188	3,350,454	2,533,165	2,377,156
Asset Quality Ratios:						
Total non-accrual loans as a % of loans	0.62%	0.58%	0.31%	0.35%	0.26%	0.22%
Total NPAs as a % of loans	0.64	0.60	0.35	0.39	0.31	0.29
Total accruing past due and non-accrual loans as a % of loans	0.79	0.88	0.54	0.62	0.70	0.55
Allowance for loan losses as a % on non-accrual loans	168.07	183.64	173.83	171.79	255.92	305.05
Annualized ratio of net charge-offs to average loans outstanding	0.07	0.12	0.06	0.00	0.01	0.02
Allowance for credit losses as a % of total loans	1.08	1.09	0.55	0.62	0.68	0.68
Capital and Regulatory Capital Ratios:						
Average shareholders' equity to average assets	11.39%	11.10%	10.63%	10.93%	10.53%	10.08%
Tier 1 leverage capital	8.37	8.06	8.76	7.57	8.03	7.74
Common equity Tier 1 capital	10.08	9.94	9.42	8.43	9.22	9.27
Tier 1 risk-based capital	10.79	10.66	10.15	9.30	10.41	9.90
Total risk-based capital	12.76	12.64	11.72	11.34	12.61	12.15

Source: Company Filings

[1] Efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income

Impact of PPP ($mm) 30 PPP Loan Balance Net Interest Margin (FTE) End of Period Avg. Balance 2,365 2,358 3.05% 3.06% 3.03% 2,277 2,247 2,214 2,202 2,152 2.99% 3.00% 3.01% 3.06% 3.14% 1,452 2Q20 3Q20 4Q20 1Q21 Reported NIM NIM ex. PPP 2Q20 3Q20 4Q20 1Q21 Round 1 & 2 Forgiveness Update ($mm) 57% of PPP loans (by balance) have received or applied for forgiveness Net Interest Income Analysis 2Q20 3Q20 4Q20 1Q21 Net Interest Income (FTE) 2 83.5 2 84.1 288.8 2 93.6 PPP Impact (11.8) (14.8) (17.0) (25.7) Forgiveness Confirmed Through 3/31/21 NII ex PPP 271.7 269.3 2 71.8 2 67.9 $776 Not Yet Requested 33% $1,018 43% Earning Asset Analysis 2Q20 3Q20 4Q20 1Q21 Avg. Earning Assets 37,777 37,768 3 7,807 37,386 PPP Impact (1,452) (2,247) (2,202) (2,358) 1 Pending SBA Earning Assets ex PPP 36,325 35,520 35,605 35,029 Validation $553 24% 1 As of 4/20/2021Impact of PPP ($mm) 30 PPP Loan Balance Net Interest Margin (FTE) End of Period Avg. Balance 2,365 2,358 3.05% 3.06% 3.03% 2,277 2,247 2,214 2,202 2,152 2.99% 3.00% 3.01% 3.06% 3.14% 1,452 2Q20 3Q20 4Q20 1Q21 Reported NIM NIM ex. PPP 2Q20 3Q20 4Q20 1Q21 Round 1 & 2 Forgiveness Update ($mm) 57% of PPP loans (by balance) have received or applied for forgiveness Net Interest Income Analysis 2Q20 3Q20 4Q20 1Q21 Net Interest Income (FTE) 2 83.5 2 84.1 288.8 2 93.6 PPP Impact (11.8) (14.8) (17.0) (25.7) Forgiveness Confirmed Through 3/31/21 NII ex PPP 271.7 269.3 2 71.8 2 67.9 $776 Not Yet Requested 33% $1,018 43% Earning Asset Analysis 2Q20 3Q20 4Q20 1Q21 Avg. Earning Assets 37,777 37,768 3 7,807 37,386 PPP Impact (1,452) (2,247) (2,202) (2,358) 1 Pending SBA Earning Assets ex PPP 36,325 35,520 35,605 35,029 Validation $553 24% 1 As of 4/20/2021

SLIDE 31

Loan Segment Granularity

CRE by Collateral Type (as of 3/31/2021)


Apartment & Residential 27%
Retail 20%
Mixed Use 11%
Office 11%
Industrial 11%
Healthcare 9%
Specialty & Other 11%

- CRE is primarily comprised of loans on non owner-occupied investment properties made to sophisticated high net worth borrowers supported by diverse collateral and cash flow sources

Geography	Outstanding ($BN)	% of Total	Wtd. Avg. LTV	Wtd. Avg. DSCR
Florida	$4.3	25.7%	62%	1.86x
New Jersey	$4.0	23.9%	60%	1.80x
Other	$2.5	14.5%	63%	1.80x
Other NYC Boroughs	$2.3	13.7%	53%	1.44x
Manhattan	$1.9	11.4%	34% (49% ex Co-Ops)	1.66x
New York (ex. NYC)	$1.8	10.8%	55%	1.56x
Total	**$16.9**	**100.0%**	**56%**	**1.72x**

C&I by Borrower Industry [1, 2] (as of 3/31/2021)


Real Estate 19%
Finance & Insurance 14%
Healthcare 11%
Wholesale Trade 10%
Other Services 9%
Construction 9%
Transport & Warehousing 6%
Manufacturing 5%
Accommodation & Food Services 4%
Professional Services 3%
Other 10%

<u>All medallion loans are now on non-accrual status</u>

Taxi Medallion	3/31/2020	3/31/2021
Relative Reserves as a % of Total Exposure	51.7%	67.2%
Total Exposure	$110 million	$93.8 million
Taxi medallions as a % of Total Loans	0.36%	0.29%

[1] Borrower industry based on NAICS and SIC codes; excludes PPP balances; additional ~$650 million of equipment finance loans from Highland Capital subsidiary with primary borrower industries including Industrial, Medical & Dental, and Veterinary
[2] Totals may not equal 100% due to rounding

SLIDE 32

Proven Acquisition Track Record

Oritani Strategic Rationale

- Bolstered capital (~115bp improvement to Equity / Assets and ~80bp improvement to TCE / TA[2] in Q4 2019 vs. Q3 2019) to support future growth opportunities, while being neutral to EPS
- Low risk, in-market merger with significant branch overlap (100% overlap within 3 miles)
- Enhanced pro forma profitability metrics
- Added branch density and approximately $2.6 billion in deposits in attractive Bergen County (NJ) market

M&A Track Record & Strategy

10 Acquisitions
Successfully completed since 2005 (including FDIC-assisted transactions)

$15.9 Billion
Total assets acquired including $7.5 billion to build a meaningful Florida and Alabama franchise

- Continue to consider well-structured opportunities to conservatively enhance our franchise and accelerate our strategic initiatives

Year	Target	State	Assets[1]
2019	Oritani Financial Corp.	NJ	$4.1 billion
2018	USAmeriBancorp, Inc.	FL	$4.4 billion
2015	CNLBancshares, Inc.	FL	$1.4 billion
2014	1st United Bancorp, Inc.	FL	$1.7 billion
2012	State Bancorp, Inc.	NY	$1.6 billion
2010	Park Avenue Bank[3]	NY	$0.5 billion
2010	LibertyPointe Bank[3]	NY	$0.2 billion
2008	Greater Community Bancorp	NJ	$1.0 billion
2005	NorCrown Bank	NJ	$0.6 billion
2005	Shrewsbury Bancorp	NJ	$0.4 billion

[1] Target assets are shown before purchase accounting adjustments
[2] Please refer to the Non-GAAP Disclosure Reconciliation in the appendix
[3] Acquired through an FDIC-assisted transaction

SLIDE 33

Credit Ratings Profile

Kroll Ratings

Entity	Type	Rating [1]	Outlook
Valley National Bancorp			
	Senior Unsecured Debt	BBB+	Stable
	Subordinated Debt	BBB	Stable
	Short-Term Debt	K2	N/A
Valley National Bank			
	Senior Unsecured Debt	A-	Stable
	Subordinated Debt	BBB+	Stable
	Short-Term Deposit	K2	N/A
	Short-Term Debt	K2	N/A

S&P Ratings

Entity	Type	Rating [1]	Outlook
Valley National Bancorp			
	Senior Unsecured Debt	BBB	Stable
	Subordinated Debt	BBB-	N/A
Valley National Bank			
	Senior Unsecured Debt	BBB+	Stable

DBRS Ratings

Entity	Type	Rating [1]	Outlook
Valley National Bancorp			
	Senior Unsecured Debt	A (Low)	Negative
	Subordinated Debt	BBB (High)	Negative
	Preferred Stock	BBB (Low)	Negative

[1] Kroll Bond Rating Agency (5/11/2021), S&P Global Ratings (5/24/2021) and DBRS (5/7/2021). A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

SLIDE 34

Historical Interest Coverage & Double Leverage

(Dollars in Millions)	For the Years Ended, 12/31/2017	12/31/2018	12/31/2019	12/31/2020	Quarter Ended, 3/31/2021	PF for $300M Sub Debt Raise 3/31/2021	
Double Leverage Ratio							
Investment in Subsidiaries	$2,739	$3,610	$4,672	$4,999	$5,078	$5,314	
Consolidated Equity	$2,533	$3,350	$4,384	$4,592	$4,660	$4,660	
Double Leverage Ratio	108%	108%	107%	109%	109%	114%	
Interest Coverage							
Earnings:							
Income From Continuing Operations Before Taxes	$252.74	$329.69	$456.80	$530.07	$155.03	$153.34	
(+) Interest Expense: Debt	$76.26	$111.69	$111.08	$82.58	$16.91	$18.60	
Earnings (Before Long Term Debt Interest)	$329.00	$441.39	$567.88	$612.65	$171.94	$171.94	A
(+) Interest Expense: Deposits	$97.85	$190.35	$311.87	$182.24	$22.22	$22.22	
Earnings (Before Long Term Debt & Deposit Interest)	$426.85	$631.74	$879.75	$794.88	$194.16	$194.16	B
Interest Expense:							
Interest Expense: Debt	$76.26	$111.69	$111.08	$82.58	$16.91	$18.60	
Preferred Dividends [1]	$14.75	$16.00	$18.71	$17.22	$4.25	$4.25	
Interest Expense, Excluding Interest on Deposits	$91.01	$127.69	$129.79	$99.80	$21.16	$22.85	C
Interest on Deposits	$97.85	$190.35	$311.87	$182.24	$22.22	$22.22	
Total Interest Expense, Debt and Deposits	$188.86	$318.05	$441.66	$282.03	$43.38	$45.07	D
Interest Coverage (Excluding Deposit Interest Expense): A / C	**3.6x**	**3.5x**	**4.4x**	**6.1x**	**8.1x**	**7.5x**	
Interest Coverage (Including Deposit Interest Expense): B / D	**2.3x**	**2.0x**	**2.0x**	**2.8x**	**4.5x**	**4.3x**	

[1] The preference security dividend requirement represents the amount of pre-tax earnings required to cover the preferred stock dividend calculated based on the Company's effective income tax rate for the period

Note: Assumes gross offering of $300.0 million, net proceeds of $296.5 million, assumes $60 million of the net proceeds from the offering are retained at the holding company and the remainder of the net proceeds are downstreamed to the bank as equity, and includes the pro forma impact of the redemption of $60 million of outstanding subordinated notes that were called on April 1, 2021

Non-GAAP Disclosure Reconciliation 35 Three Months Ended Years Ended March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands, except for share data) 2021 2020 2020 2020 2020 2020 2019 2018 Adjusted net income available to common shareholders: Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Less: Gain on the sale of Visa Class B shares (net of tax) (a)——————— (4,677) Less: Gain on sale leaseback transactions (net of tax)(b)—————— (56,414)— Add: Losses on extinguishment of debt (net of tax)— 6 ,958 1,691—— 8 ,649 22,992— Add: Net impairment losses on securities (net of tax)—————— 2 ,104— Add: (Gains) Losses on securities transactions (net of tax) 85 (468) 33 29 29 (377) 108 1,677 Add: Severance expense (net of tax)(c)— 1,489——— 1 ,489 3,477 1 ,907 Add: Tax credit investment impairment (net of tax)(d)—————— 1,746— Add: Branch related asset impairment (net of tax)(e)——————— 1 ,304 Add: Legal expenses (litigation reserve impact only, net of tax)——————— 8,726 Add: Merger related expenses (net of tax)(f)— 96 76 263 936 1,371 1 1,929 12,494 Add: Income tax expense (benefit)(g)—————— 31,123 (274) Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Dividends on preferred stock 3 ,172 3 ,172 3,172 3 ,172 3,172 1 2,688 1 2,688 1 2,688 Net income available to common shareholders, as adjusted $112,623 $110,266 $101,002 $92,721 $85,061 $389,050 $314,170 $269,897 (a) The gain from the sale of non-marketable securities is included in other non-interest income. (b) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income. (c) Severance expenses are included in salary and employee benefits expense. (d) Impairment is included in the amortization of tax credit investments. (e) Branch related asset impairment is included in net losses on sale of assets within non-interest income. (f) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense. (g) Income tax expense related to reserves for uncertain tax positions in 2019. Adjusted per common share data: Net income available to common shareholders, as adjusted $112,623 $110,266 $101,002 $92,721 $85,061 $389,050 $314,170 $269,897 Average number of shares outstanding 405,152,605 403,872,459 403,833,469 403,790,242 403,519,088 4 03,754,356 337,792,270 331,258,964 Basic earnings, as adjusted $0.28 $0.27 $0.25 $0.23 $0.21 $0.96 $0.93 $0.81 Average number of diluted shares outstanding 4 07,636,765 4 05,799,507 4 04,788,526 4 04,631,845 405,424,123 4 05,046,207 340,117,808 3 32,693,718 Diluted earnings, as adjusted $0.28 $0.27 $0.25 $0.23 $0.21 $0.96 $0.92 $0.81 Adjusted annualized return on average tangible shareholders' equity: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average shareholders' equity 4,645,400 4 ,582,329 4 ,530,671 4,477,446 4 ,408,585 4,500,067 3,555,483 3,304,531 Less: Average goodwill and other intangible assets 1 ,451,750 1 ,447,838 1,451,889 1,456,781 1 ,460,988 1,454,349 1 ,182,140 1,163,398 Average tangible shareholders' equity $3,193,650 $3,134,491 $3,078,782 $3,020,665 $2,947,597 $3,045,718 $2,373,343 $2,141,133 Annualized return on average tangible shareholders' equity, as adjusted 14.50% 14.48% 13.53% 12.70% 11.97% 13.19% 13.77% 13.20% Adjusted annualized return on average assets: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized return on average assets, as adjusted 1.14% 1.10% 1.01% 0.92% 0.93% 0.99% 0.98% 0.93% Adjusted annualized return on average shareholders' equity: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average shareholders' equity $4,645,400 $4,582,329 $4,530,397 $4,477,446 $4,408,585 $4,500,067 $3,555,483 $3,304,531 Annualized return on average shareholders' equity, as adjusted 9.97% 9.90% 9.20% 8.57% 8.01% 8.93% 9.19% 8.55%Non-GAAP Disclosure Reconciliation 35 Three Months Ended Years Ended March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands, except for share data) 2021 2020 2020 2020 2020 2020 2019 2018 Adjusted net income available to common shareholders: Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Less: Gain on the sale of Visa Class B shares (net of tax) (a)——————— (4,677) Less: Gain on sale leaseback transactions (net of tax)(b)—————— (56,414)— Add: Losses on extinguishment of debt (net of tax)— 6 ,958 1,691—— 8 ,649 22,992— Add: Net impairment losses on securities (net of tax)—————— 2 ,104— Add: (Gains) Losses on securities transactions (net of tax) 85 (468) 33 29 29 (377) 108 1,677 Add: Severance expense (net of tax)(c)— 1,489——— 1 ,489 3,477 1 ,907 Add: Tax credit investment impairment (net of tax)(d)—————— 1,746— Add: Branch related asset impairment (net of tax)(e)——————— 1 ,304 Add: Legal expenses (litigation reserve impact only, net of tax)——————— 8,726 Add: Merger related expenses (net of tax)(f)— 96 76 263 936 1,371 1 1,929 12,494 Add: Income tax expense (benefit)(g)—————— 31,123 (274) Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Dividends on preferred stock 3 ,172 3 ,172 3,172 3 ,172 3,172 1 2,688 1 2,688 1 2,688 Net income available to common shareholders, as adjusted $112,623 $110,266 $101,002 $92,721 $85,061 $389,050 $314,170 $269,897 (a) The gain from the sale of non-marketable securities is included in other non-interest income. (b) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income. (c) Severance expenses are included in salary and employee benefits expense. (d) Impairment is included in the amortization of tax credit investments. (e) Branch related asset impairment is included in net losses on sale of assets within non-interest income. (f) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense. (g) Income tax expense related to reserves for uncertain tax positions in 2019. Adjusted per common share data: Net income available to common shareholders, as adjusted $112,623 $110,266 $101,002 $92,721 $85,061 $389,050 $314,170 $269,897 Average number of shares outstanding 405,152,605 403,872,459 403,833,469 403,790,242 403,519,088 4 03,754,356 337,792,270 331,258,964 Basic earnings, as adjusted $0.28 $0.27 $0.25 $0.23 $0.21 $0.96 $0.93 $0.81 Average number of diluted shares outstanding 4 07,636,765 4 05,799,507 4 04,788,526 4 04,631,845 405,424,123 4 05,046,207 340,117,808 3 32,693,718 Diluted earnings, as adjusted $0.28 $0.27 $0.25 $0.23 $0.21 $0.96 $0.92 $0.81 Adjusted annualized return on average tangible shareholders' equity: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average shareholders' equity 4,645,400 4 ,582,329 4 ,530,671 4,477,446 4 ,408,585 4,500,067 3,555,483 3,304,531 Less: Average goodwill and other intangible assets 1 ,451,750 1 ,447,838 1,451,889 1,456,781 1 ,460,988 1,454,349 1 ,182,140 1,163,398 Average tangible shareholders' equity $3,193,650 $3,134,491 $3,078,782 $3,020,665 $2,947,597 $3,045,718 $2,373,343 $2,141,133 Annualized return on average tangible shareholders' equity, as adjusted 14.50% 14.48% 13.53% 12.70% 11.97% 13.19% 13.77% 13.20% Adjusted annualized return on average assets: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized return on average assets, as adjusted 1.14% 1.10% 1.01% 0.92% 0.93% 0.99% 0.98% 0.93% Adjusted annualized return on average shareholders' equity: Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Average shareholders' equity $4,645,400 $4,582,329 $4,530,397 $4,477,446 $4,408,585 $4,500,067 $3,555,483 $3,304,531 Annualized return on average shareholders' equity, as adjusted 9.97% 9.90% 9.20% 8.57% 8.01% 8.93% 9.19% 8.55%

Non-GAAP Disclosure Reconciliation 36 Three Months Ended Years Ended March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands) 2021 2020 2020 2020 2020 2020 2019 2018 Annualized return on average tangible shareholders' equity: Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Average shareholders' equity 4 ,645,400 4 ,582,329 4 ,530,671 4,477,446 4,408,585 4 ,500,067 3 ,555,483 3 ,304,531 Less: Average goodwill and other intangible assets 1,451,750 1 ,447,838 1 ,451,889 1 ,456,781 1 ,460,988 1 ,454,349 1 ,182,140 1,163,398 Average tangible shareholders' equity $3,193,650 $3,134,491 $3,078,782 $3,020,665 $2,947,597 $3,045,718 $2,373,343 $2,141,133 Annualized return on average tangible shareholders' equity 14.49% 13.45% 13.30% 12.66% 11.84% 12.82% 13.05% 12.21% Adjusted efficiency ratio: Non-interest expense, as reported $160,213 $173,141 $160,185 $157,166 $155,656 $646,148 $631,555 $629,061 Less: Loss on extinguishment of debt (pre-tax)— 9,683 2 ,353—— 1 2,036 31,995— Less: Severance expense (pre-tax)— 2 ,072——— 2,072 4 ,838 2 ,662 Less: Legal expenses (litigation reserve impact only, pre-tax)——————— 12,184 Less: Merger-related expenses (pre-tax)— 133 106 366 1 ,302 1,907 1 6,579 1 7,445 Less: Amortization of tax credit investments (pre-tax) 2,744 3 ,932 2,759 3 ,416 3 ,228 1 3,335 20,392 2 4,200 Non-interest expense, as adjusted $157,469 $157,321 $154,967 $153,384 $151,126 $616,798 $557,751 $572,570 Net interest income 2 92,667 287,920 2 83,086 282,559 2 65,339 1 ,118,904 898,048 8 57,203 Non-interest income, as reported 31,233 4 7,533 49,272 44,830 4 1,397 1 83,032 214,520 1 34,052 Add: Net impairment losses on securities (pre-tax)—————— 2,928— Add: Branch related asset impairment (pre-tax)——————— 1,821 Add: (Gains) Losses on securities transactions, net (pre-tax) 118 (651) 46 41 40 (524) 150 2 ,342 Less: Gain on the sale of Visa Class B shares (pre-tax)——————— 6,530 Less: Gain on sale leaseback transaction (pre-tax)—————— 7 8,505— Non-interest income, as adjusted $31,351 $46,882 $49,318 $44,871 $41,437 $182,508 $139,093 $131,685 Gross operating income, as adjusted $324,018 $334,802 $332,404 $327,430 $306,776 $1,301,412 $1,037,141 $988,888 Efficiency ratio, as adjusted 48.60% 46.99% 46.62% 46.84% 49.26% 47.39% 53.78% 57.90% Annualized pre-provision net revenue / average assets Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Add: Income tax expense, as reported 39,321 37,974 38,891 33,466 2 9,129 139,460 1 47,002 6 8,265 Add: Provision for credit losses 8,656 1 8,975 30,908 41,156 3 4,683 125,722 2 4,218 3 2,501 Pre-provision net revenue $163,687 $162,312 $172,173 $170,223 $151,080 $655,788 $481,013 $362,194 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized pre-provision net revenue / average assets 1.61% 1.57% 1.67% 1.64% 1.59% 1.62% 1.44% 1.20% Annualized pre-provision net revenue / average assets, as adjusted Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Add: Income tax expense, as adjusted 3 9,354 41,136 3 9,596 33,581 2 9,506 143,819 1 07,922 7 7,032 Add: Amortization of tax credit investments 2,744 3 ,932 2,759 3,416 3,228 13,335 20,392 24,200 Add: Provision for credit losses 8,656 1 8,975 3 0,908 41,156 34,683 1 25,722 2 4,218 3 2,501 Pre-provision net revenue, as adjusted $166,549 $177,481 $177,437 $174,046 $155,650 $684,614 $479,390 $416,318 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized pre-provision net revenue / average assets 1.63% 1.72% 1.72% 1.68% 1.63% 1.69% 1.43% 1.38%Non-GAAP Disclosure Reconciliation 36 Three Months Ended Years Ended March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands) 2021 2020 2020 2020 2020 2020 2019 2018 Annualized return on average tangible shareholders' equity: Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Average shareholders' equity 4 ,645,400 4 ,582,329 4 ,530,671 4,477,446 4,408,585 4 ,500,067 3 ,555,483 3 ,304,531 Less: Average goodwill and other intangible assets 1,451,750 1 ,447,838 1 ,451,889 1 ,456,781 1 ,460,988 1 ,454,349 1 ,182,140 1,163,398 Average tangible shareholders' equity $3,193,650 $3,134,491 $3,078,782 $3,020,665 $2,947,597 $3,045,718 $2,373,343 $2,141,133 Annualized return on average tangible shareholders' equity 14.49% 13.45% 13.30% 12.66% 11.84% 12.82% 13.05% 12.21% Adjusted efficiency ratio: Non-interest expense, as reported $160,213 $173,141 $160,185 $157,166 $155,656 $646,148 $631,555 $629,061 Less: Loss on extinguishment of debt (pre-tax)— 9,683 2 ,353—— 1 2,036 31,995— Less: Severance expense (pre-tax)— 2 ,072——— 2,072 4 ,838 2 ,662 Less: Legal expenses (litigation reserve impact only, pre-tax)——————— 12,184 Less: Merger-related expenses (pre-tax)— 133 106 366 1 ,302 1,907 1 6,579 1 7,445 Less: Amortization of tax credit investments (pre-tax) 2,744 3 ,932 2,759 3 ,416 3 ,228 1 3,335 20,392 2 4,200 Non-interest expense, as adjusted $157,469 $157,321 $154,967 $153,384 $151,126 $616,798 $557,751 $572,570 Net interest income 2 92,667 287,920 2 83,086 282,559 2 65,339 1 ,118,904 898,048 8 57,203 Non-interest income, as reported 31,233 4 7,533 49,272 44,830 4 1,397 1 83,032 214,520 1 34,052 Add: Net impairment losses on securities (pre-tax)—————— 2,928— Add: Branch related asset impairment (pre-tax)——————— 1,821 Add: (Gains) Losses on securities transactions, net (pre-tax) 118 (651) 46 41 40 (524) 150 2 ,342 Less: Gain on the sale of Visa Class B shares (pre-tax)——————— 6,530 Less: Gain on sale leaseback transaction (pre-tax)—————— 7 8,505— Non-interest income, as adjusted $31,351 $46,882 $49,318 $44,871 $41,437 $182,508 $139,093 $131,685 Gross operating income, as adjusted $324,018 $334,802 $332,404 $327,430 $306,776 $1,301,412 $1,037,141 $988,888 Efficiency ratio, as adjusted 48.60% 46.99% 46.62% 46.84% 49.26% 47.39% 53.78% 57.90% Annualized pre-provision net revenue / average assets Net income, as reported $115,710 $105,363 $102,374 $95,601 $87,268 $390,606 $309,793 $261,428 Add: Income tax expense, as reported 39,321 37,974 38,891 33,466 2 9,129 139,460 1 47,002 6 8,265 Add: Provision for credit losses 8,656 1 8,975 30,908 41,156 3 4,683 125,722 2 4,218 3 2,501 Pre-provision net revenue $163,687 $162,312 $172,173 $170,223 $151,080 $655,788 $481,013 $362,194 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized pre-provision net revenue / average assets 1.61% 1.57% 1.67% 1.64% 1.59% 1.62% 1.44% 1.20% Annualized pre-provision net revenue / average assets, as adjusted Net income, as adjusted $115,795 $113,438 $104,174 $95,893 $88,233 $401,738 $326,858 $282,585 Add: Income tax expense, as adjusted 3 9,354 41,136 3 9,596 33,581 2 9,506 143,819 1 07,922 7 7,032 Add: Amortization of tax credit investments 2,744 3 ,932 2,759 3,416 3,228 13,335 20,392 24,200 Add: Provision for credit losses 8,656 1 8,975 3 0,908 41,156 34,683 1 25,722 2 4,218 3 2,501 Pre-provision net revenue, as adjusted $166,549 $177,481 $177,437 $174,046 $155,650 $684,614 $479,390 $416,318 Average assets $40,770,731 $41,308,943 $41,356,737 $41,503,514 $38,097,364 $40,557,346 $33,442,738 $30,229,276 Annualized pre-provision net revenue / average assets 1.63% 1.72% 1.72% 1.68% 1.63% 1.69% 1.43% 1.38%

Non-GAAP Disclosure Reconciliation 37 As of March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands, except for share data) 2021 2020 2020 2020 2020 2020 2019 2018 Tangible book value per common share: Common shares outstanding 4 05,797,538 403,858,998 4 03,878,744 4 03,795,599 403,744,148 4 03,858,998 403,278,390 3 31,431,217 Shareholders' equity $4,659,670 $4,592,120 $4,533,763 $4,474,488 $4,420,998 $4,592,120 $4,384,188 $3,350,454 Less: Preferred Stock 2 09,691 2 09,691 209,691 209,691 209,691 2 09,691 209,691 2 09,691 Less: Goodwill and other intangible assets 1,450,414 1,452,891 1,449,282 1,453,330 1,458,095 1,452,891 1 ,460,397 1,161,655 Tangible common shareholders' equity $2,999,565 $2,929,538 $2,874,790 $2,811,467 $2,753,212 $2,929,538 $2,714,100 $1,979,108 Tangible book value per common share $7.39 $7.25 $7.12 $6.96 $6.82 $7.25 $6.73 $5.79 Tangible common equity to tangible assets: Tangible common shareholders' equity $2,999,565 $2,929,538 $2,874,790 $2,811,467 $2,753,212 $2,929,538 $2,714,100 $1,979,108 Total assets 41,178,011 40,693,576 4 0,747,492 41,626,497 39,089,443 40,693,576 37,436,020 3 1,863,088 Less: Goodwill and other intangible assets 1 ,450,414 1,452,891 1,449,282 1 ,453,330 1,458,095 1,452,891 1 ,460,397 1,161,655 Tangible assets $39,727,597 $39,240,685 $39,298,210 $40,173,167 $37,631,348 $39,240,685 $35,975,623 $30,701,433 Tangible common equity to tangible assets 7.55% 7.47% 7.32% 7.00% 7.32% 7.47% 7.54% 6.45%Non-GAAP Disclosure Reconciliation 37 As of March 31, December 31, September 30, June 30, March 31, December 31, December 31, December 31, ($ in thousands, except for share data) 2021 2020 2020 2020 2020 2020 2019 2018 Tangible book value per common share: Common shares outstanding 4 05,797,538 403,858,998 4 03,878,744 4 03,795,599 403,744,148 4 03,858,998 403,278,390 3 31,431,217 Shareholders' equity $4,659,670 $4,592,120 $4,533,763 $4,474,488 $4,420,998 $4,592,120 $4,384,188 $3,350,454 Less: Preferred Stock 2 09,691 2 09,691 209,691 209,691 209,691 2 09,691 209,691 2 09,691 Less: Goodwill and other intangible assets 1,450,414 1,452,891 1,449,282 1,453,330 1,458,095 1,452,891 1 ,460,397 1,161,655 Tangible common shareholders' equity $2,999,565 $2,929,538 $2,874,790 $2,811,467 $2,753,212 $2,929,538 $2,714,100 $1,979,108 Tangible book value per common share $7.39 $7.25 $7.12 $6.96 $6.82 $7.25 $6.73 $5.79 Tangible common equity to tangible assets: Tangible common shareholders' equity $2,999,565 $2,929,538 $2,874,790 $2,811,467 $2,753,212 $2,929,538 $2,714,100 $1,979,108 Total assets 41,178,011 40,693,576 4 0,747,492 41,626,497 39,089,443 40,693,576 37,436,020 3 1,863,088 Less: Goodwill and other intangible assets 1 ,450,414 1,452,891 1,449,282 1 ,453,330 1,458,095 1,452,891 1 ,460,397 1,161,655 Tangible assets $39,727,597 $39,240,685 $39,298,210 $40,173,167 $37,631,348 $39,240,685 $35,975,623 $30,701,433 Tangible common equity to tangible assets 7.55% 7.47% 7.32% 7.00% 7.32% 7.47% 7.54% 6.45%